EXHIBIT 10.1

AMENDMENT #2 TO AMENDED AND RESTATED AGREEMENT FOR WHOLESALE FINANCING

This Amendment is entered into by and between ePlus Technology, inc. ("Dealer") and GE Commercial Distribution Finance Corporation ("CDF") and is to that certain Amended and Restated Agreement for Wholesale Financing dated July 23, 2012, as amended ("Agreement"). All terms which are not defined herein shall have the same meaning in this Amendment as in the Agreement.

WHEREAS, CDF and Dealer desire to amend the terms of the Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual promises contained herein and in the Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

"2. Credit Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an inventory floorplan credit facility of Two Hundred Fifty Million Dollars ($250,000,000.00); provided, however, that at no time will the principal amount outstanding under Dealer's inventory floorplan credit facility with CDF and Dealer's accounts receivable facility exceed, in the aggregate, Two Hundred Fifty Million Dollars ($250,000,000.00). CDF's decision to advance funds will not be binding until the funds are actually advanced.

In addition, subject to the terms of the Amended and Restated Business Financing Agreement between CDF and Dealer dated July 23, 2012, as may be amended from time to time, CDF agrees to provide to Dealer an accounts receivable facility of Thirty Million Dollars ($30,000,000.00); provided, however, that at no time will the principal amount outstanding under the accounts receivable facility and Dealer's inventory floorplan credit facility with CDF exceed, in the aggregate, Two Hundred Fifty Million Dollars ($250,000,000.00). CDF's decision to advance funds will not be binding until the funds are actually advanced."

2.	The definition of "EBITDA" in the flush language of Section 5 of the Agreement shall be deleted in its entirety and replaced with the following:

"(ii) "EBITDA" means, for any period of calculation, the net income of Dealer before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation and amortization, excluding therefrom (to the extent included): (A) nonoperating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (B) net earnings of any business entity in which Dealer has an ownership interest (other than a wholly owned subsidiary) unless such net earnings shall have actually been received by Dealer in the form of cash distributions; (C) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to Dealer; (D) the earnings of any entity to which any assets of Dealer shall have been sold, transferred or disposed of, or into which Dealer shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (E) any gain arising from the acquisition of any securities of Dealer; and (F) non-operating losses arising from the sale of capital assets during such period, and adding thereto (to the extent excluded) any non-cash compensation paid by Dealer to Dealer's employees in the form of shares or rights to purchase shares of Dealer's stock, to the extent such non-cash compensation was expensed in the applicable period;"

Dealer waives notice of CDF's acceptance of this Amendment.

All other terms and provisions of the Agreement, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Dealer and CDF have executed this Amendment on this 24th day of July, 2015.

EPLUS TECHNOLOGY, INC.		GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ Elaine D. Marion	By:	/s/ Fahad Haroon
Print Name:	Elaine D. Marion, CFO	Print Name:	Fahad Haroon, Vice President
Date:	July 24, 2015	Date:	July 24, 2015